FOR RELEASE THURSDAY, FEBRUARY 16, 2023

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces 2022 Results; Company Issues 2023 Outlook

MCLEAN, Va. – February 16, 2023 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter and full-year 2022 and issued its full-year 2023 guidance. Net loss was $0.8 million, or $0.01 per diluted share, for the fourth quarter of 2022, as compared to net loss of $5.9 million, or $0.04 per diluted share, for the fourth quarter of 2021. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $107.0 million, as compared to $93.4 million for the prior-year period, representing a year-over-year increase of 15%. These results benefitted from gains in subscriber equipment and engineering and support, in addition to broad-based growth in commercial service revenues.

Iridium reported fourth-quarter total revenue of $193.8 million, which consisted of $136.8 million of service revenue and $57.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 24% versus the comparable period of 2021, while service revenue grew 8% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 71% of total revenue for the fourth quarter of 2022.

The Company ended the quarter with 1,999,000 total billable subscribers, which compares to 1,723,000 for the year-ago period and is up from 1,973,000 for the quarter ended September 30, 2022. Total billable subscribers grew 16% year-over-year, driven by growth in commercial IoT.

Full-Year 2022 Iridium Business Highlights

For the full year, Iridium reported net income of $8.7 million, or $0.07 per diluted share, as compared to net loss of $9.3 million, or $0.07 per diluted share, for 2021. This improvement resulted primarily from higher service revenue and record equipment sales, which more than offset rising operational expenses. The Company reported record total revenue in 2022 of $721.0 million, which was up 17% from the year-ago period. Total revenue included $534.7 million of service revenue and $186.3 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2022 was $424.0 million, a 12% increase from $378.2 million in the prior year. Capital expenditures were $71.3 million for the full-year 2022.

“2022 was another strong year for Iridium, driven by continued strong subscriber growth and revenue gains across all business lines,” said Matt Desch, CEO, Iridium. Desch added, “Our strong liquidity position and growth in free cash flow supported ongoing return of capital to shareholders, including the initiation of dividends in 2023.”

Commenting on Iridium’s expanding market opportunities, Desch said, “It’s exciting to unveil our partnership with Qualcomm that can dramatically expand the reach of our network to new consumer smartphones using the Snapdragon Satellite platform. This should be available starting later this year and cement Iridium as a big player in the emerging satellite direct-to-device market, as well as offer a path to connect other consumer applications in the future.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 57% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $110.3 million, up 10% from last year’s comparable period due to broad-based growth across all revenue lines.
•Commercial voice and data: Revenue was $49.5 million, up 10% from the year-ago period. Subscribers grew 7% from the year-ago period to 397,000. Average revenue per user (“ARPU”) was $41 during the fourth quarter, flat compared to last year’s comparable period.
•Commercial IoT data: Revenue was $32.2 million, up 11% from the year-ago period. Subscribers grew 21% from the year-ago period to 1,448,000 customers, driven by continued growth in consumer personal communications devices. ARPU was $7.50 in the fourth quarter, compared to $8.20 in last year’s comparable period. The decrease in ARPU resulted primarily from customer mix, including the effect of the growing proportion of personal communications subscribers, who typically utilize lower ARPU plans.
•Commercial broadband: Revenue was $13.9 million, up 22% from $11.5 million in the year-ago period on increasing activations of Iridium Certus® broadband service. ARPU was $313 during the fourth quarter, compared to $292 in last year’s comparable period, reflecting an increasing mix of broadband subscribers using Iridium Certus.
•Iridium’s commercial business ended the quarter with 1,860,000 billable subscribers, which compares to 1,576,000 for the prior-year quarter and is up from 1,828,000 for the quarter ended September 30, 2022. IoT data subscribers represented 78% of billable commercial subscribers at the end of the quarter, an increase from 76% at the end of the prior-year period.
•Hosted payload and other data service: Revenue was $14.7 million in the fourth quarter, essentially unchanged from the prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue remained flat at $26.5 million in the fourth quarter reflecting the contractual rate in the EMSS Contract.
•Iridium’s U.S. government business ended the quarter with 139,000 subscribers, which compares to 147,000 for the prior-year quarter and 145,000 for the quarter ended September 30, 2022. Government voice and data subscribers decreased 8% from the year-ago period to 60,000 as of December 31, 2022. Government IoT data subscribers decreased 4% year-over-year and represented 57% of government subscribers at year-end. The number of subscribers continues to be negatively affected by the government’s shift in contract administration between agencies.

Equipment
•Equipment revenue was $39.3 million in the fourth quarter compared to $19.5 million in the prior-year quarter.
•Equipment revenue totaled a record $134.7 million in 2022, compared to $92.1 million in 2021. In 2023, the Company expects equipment sales in line with 2022’s record level.

Engineering & Support
•Engineering and support revenue was $17.8 million during the fourth quarter, compared to $9.7 million in the prior-year quarter, primarily due to a rise in activity with the U.S. government.
•The Company expects Engineering and Support revenue in 2023 to be higher than 2022 due to the full year impact of the Space Development Agency contract which was granted in mid-2022.

Capital expenditures were $26.5 million for the fourth quarter, including $1.0 million in capitalized interest. The Company elected to prepay $100 million of principal on its Term Loan in the fourth quarter of 2022 and ended the fourth quarter with gross debt of $1.5 billion and a cash and cash equivalents balance of $168.8 million, for a net debt balance of $1.3 billion.

During the quarter ended December 31, 2022, the Company repurchased approximately 0.2 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $7.7 million. As of December 31, 2022, $179.6 million remained available and authorized for repurchase under this program.

2023 Outlook
The Company issued its full-year 2023 outlook and updated other elements of long-term guidance:
•Total service revenue growth between 9% and 11% for full-year 2023. Total service revenue for 2022 was $534.7 million.
•Full-year 2023 OEBITDA between $455 million and $465 million. OEBITDA for 2022 was $424.0 million.
•Negligible cash taxes in 2023. Cash taxes are expected to be negligible through approximately 2024.
•Net leverage of between 2.5 and 3.5 times OEBITDA at the end of 2023, assuming the completion of the Company’s total $600.0 million share repurchase authorization and the payment of four quarters of dividends. Net leverage was 3.2 times OEBITDA at December 31, 2022.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, income (loss) on equity method investments, net, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income (loss) to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2023 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP net income (loss)	$(808)	$(5,884)	$8,722	$(9,319)
Interest expense, net	18,100	15,893	65,089	73,906
Income tax (benefit) expense	(721)	473	292	(19,569)
Depreciation and amortization	75,745	76,165	303,484	305,431
Share-based compensation	12,102	6,781	43,729	26,879
Loss on extinguishment of debt	1,187	—	1,187	879
Loss on equity method investments	1,402	—	1,496	—
Operational EBITDA	$107,007	$93,428	$423,999	$378,207

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 16, 2023. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, net leverage and cash taxes for 2023; cash taxes over the longer-term; anticipated equipment sales and engineering and support service revenue for 2023; amount and timing of share repurchases, the payment of dividends, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 16, 2023, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,
	2022	2021
Revenue
Service revenue
Commercial	$110,274	$100,244
Government	26,500	26,500
Total service revenue	136,774	126,744
Subscriber equipment	39,252	19,464
Engineering and support service	17,810	9,679
Total revenue	193,836	155,887
Operating expenses
Cost of services (exclusive of depreciation and amortization)	31,341	25,236
Cost of subscriber equipment sales	25,630	12,133
Research and development	5,748	3,729
Selling, general and administrative	36,599	27,950
Depreciation and amortization	75,745	76,165
Total operating expenses	175,063	145,213
Operating income	18,773	10,674
Other expense, net
Interest expense, net	(18,100)	(15,893)
Loss on extinguishment of debt	(1,187)	—
Loss on equity method investments	(1,402)	—
Other income (expense), net	387	(192)
Total other expense, net	(20,302)	(16,085)
Loss before income taxes	(1,529)	(5,411)
Income tax benefit (expense)	721	(473)
Net loss	$(808)	$(5,884)
Operational EBITDA	$107,007	$93,428

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,
	2022	2021
Revenue
Service revenue
Commercial	$428,721	$388,104
Government	106,000	103,887
Total service revenue	534,721	491,991
Subscriber equipment	134,714	92,071
Engineering and support service	51,599	30,438
Total revenue	721,034	614,500
Operating expenses
Cost of services (exclusive of depreciation and amortization)	115,137	97,020
Cost of subscriber equipment sales	86,012	53,376
Research and development	16,218	11,885
Selling, general and administrative	123,504	100,474
Depreciation and amortization	303,484	305,431
Total operating expenses	644,355	568,186
Operating income	76,679	46,314
Other expense, net
Interest expense, net	(65,089)	(73,906)
Loss on extinguishment of debt	(1,187)	(879)
Loss on equity method investments	(1,496)	—
Other income (expense), net	107	(417)
Total other expense, net	(67,665)	(75,202)
Income (loss) before income taxes	9,014	(28,888)
Income tax benefit (expense)	$(292)	$19,569
Net income (loss)	$8,722	$(9,319)
Operational EBITDA	$423,999	$378,207

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$49,491	$45,140	10%	$193,112	$175,584	10%
IoT data(2)	32,158	28,901	11%	125,015	110,919	13%
Broadband(3)	13,942	11,459	22%	51,143	42,990	19%
Hosted payload and other data service(4)	14,683	14,744	0%	59,451	58,611	1%
Total commercial service revenue	110,274	100,244	10%	428,721	388,104	10%
Government service revenue(5)	26,500	26,500	0%	106,000	103,887	2%
Total service revenue	136,774	126,744	8%	534,721	491,991	9%
Subscriber equipment	39,252	19,464	102%	134,714	92,071	46%
Engineering and support(6)
Commercial	3,553	1,635	117%	7,833	4,613	70%
Government	14,257	8,044	77%	43,766	25,825	69%
Total engineering and support	17,810	9,679	84%	51,599	30,438	70%
Total revenue	$193,836	$155,887	24%	$721,034	$614,500	17%
Operational EBITDA
Operational EBITDA	$107,007	$93,428	15%	$423,999	$378,207	12%
Other
Capital expenditures(7)	$26,511	$14,131		$71,267	$42,147
Net debt(8)	$1,335,855	$1,300,212
Cash, cash equivalents and marketable securities	$168,770	$320,913
Term Loan	$1,504,625	$1,621,125
Deferred financing costs	(17,440)	(23,109)
Term Loan, net	$1,487,185	$1,598,016
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of December 31,
	2022	2021	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	397	370	7%
IoT data	1,448	1,193	21%
Broadband (4)	15.0	13.2	14%
Total commercial voice and data, IoT data and Broadband service	1,860	1,576	18%
Government
Voice and data and IoT data service
Voice and data	60	65	-8%
IoT data	79	82	-4%
Total government voice and data and IoT data service	139	147	-5%
Total billable subscribers	1,999	1,723	16%

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(4)	(2)	-100%	27	20	35%
IoT data	36	37	-3%	255	231	10%
Broadband	0.3	0.2	50%	1.8	1.5	20%
Total commercial voice and data, IoT data and Broadband service	32	35	-8%	284	252	13%
Government
Voice and data and IoT data service
Voice and data	(2)	—	NM	(5)	3	-267%
IoT data	(4)	(2)	-100%	(3)	(8)	63%
Total government voice and data and IoT data service	(6)	(2)	-200%	(8)	(5)	-60%
Total net billable subscriber additions	26	33	-21%	276	247	12%

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
ARPU (2) (3)
Commercial
Voice and data	$41	$41	—%	$42	$41	2%
IoT data	$7.50	$8.20	(9)%	$7.89	$8.58	(8)%
Broadband	$313	$292	7%	$302	$288	5%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.
(4)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.